Exhibit 5.1

March 31, 2011

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355

Ladies and Gentlemen:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the “Company”), and are furnishing this opinion of counsel in connection with the Company’s Registration Statement on Form S-1 (including the prospectus which is a part thereof, the “Registration Statement”) being filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof.  The Registration Statement covers an aggregate of 9,464,000 shares of Common Stock ("Common Stock"), 5,200,000 of which are currently outstanding, and the balance (up to 4,264,000 shares) of which are issuable upon the exercise of common stock purchase warrants.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed, including, without limitation, the following: (i) the Company’s Articles of Incorporation, as amended through the date hereof; (ii) the Company’s Bylaws, as amended through the date hereof; (iii) the Securities Purchase Agreement by and between the Company and certain of the selling shareholders, dated March 14, 2011; (iv) that certain Registration Rights Agreement by and between the Company and certain of the selling shareholders, dated March 17, 2011; (v) the Engagement Agreement between the Company and Chardan Capital Markets, LLC, dated March 14, 2011; (vi) Resolutions of the Board of Directors evidencing the corporate proceedings taken by the Company to authorize the issuance of the Common Stock, the shares of Common Stock underlying the common stock purchase warrants, and the common stock purchase warrants; (vii) the common stock purchase warrants; and (viii) the Registration Statement (including all exhibits thereto).

In addition, we have made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion set forth herein.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Company.

Based upon and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (i) the 5,200,000 shares of Common Stock that are currently issued and outstanding are legally issued, fully paid and non-assessable; and (ii) the 4,264,000 shares of Common Stock issuable upon exercise of common stock purchase warrants, when issued, will be legally issued, fully paid and non-assessable.

We express no opinion with regard to the law of any jurisdiction other than the Commonwealth of Pennsylvania as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.  This opinion letter is rendered solely to you as of the date hereof in connection with the registration under the Registration Statement of the 5,200,000 shares of Common Stock that are currently issued and outstanding and the 4,264,000 shares of Common Stock issuable upon exercise of common stock purchase warrants. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,
/s/ Lurio & Associates, P.C.